Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated March 24, 2021, (October 20, 2021, as to the change in composition of reportable segments discussed in Note 5.4) relating to the financial statements of Valneva SE. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Associés

Bordeaux, France
October 26, 2021